United States
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2013

SquareTwo Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-170734	84-1261849
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4340 South Monaco Street, Second Floor, Denver, Colorado 80237
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: 303-296-3345

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers.
On April 1, 2013, SquareTwo Financial Corporation (“SquareTwo”) entered into new employment agreements with Paul A. Larkins, SquareTwo's President and Chief Executive Officer, L. Heath Sampson, SquareTwo's, Senior Vice President and Chief Financial Officer, and Brian Tuite, SquareTwo's Executive Vice President and Chief Business Development Officer, that replaced the previous employment agreements between SquareTwo and such officers. Except as described below, each new employment agreement contains the same material terms as the employment agreement it replaced. Each of the new employment agreements provides for a 3 year term with one year renewals thereafter. Under the new employment agreements, the annual base salaries and the bonus targets for each of these executives are as follows:

•	Paul A. Larkins: $650,000 base salary with a 100% target bonus;

•	L. Heath Sampson: $400,000 base salary with a 100% target bonus; and

•	Brian Tuite: $300,000 base salary with a 100% target bonus.

The foregoing description of the new employment agreements does not purport to be complete and is qualified in its entirety by the full text of such employment agreements, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

In addition, on April 1, 2013, P. Scott Lowery resigned his office as the Chairman of the Board of SquareTwo and its parent, CA Holding, Inc. Mr. Lowery will remain with SquareTwo and CA Holding as a member of the Board of Directors for each entity and as a senior advisor to the President and Chief Executive Officer. Christopher Lane has been elected Chairman of the Board of Directors of CA Holding and SquareTwo.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit
Number	Description
10.1	Executive Employment Agreement, dated April 1, 2013 by and between SquareTwo Financial Corporation and Paul A. Larkins.
10.2	Executive Employment Agreement, dated April 1, 2013 by and between SquareTwo Financial Corporation and L. Heath Sampson.
10.3	Executive Employment Agreement, dated April 1, 2013 by and between SquareTwo Financial Corporation and Brian W. Tuite.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SQUARETWO FINANCIAL CORPORATION

Date:	April 1, 2013	By:	/s/ Thomas G. Good
		Name:	Thomas G. Good
		Title:	General Counsel

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